EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-154941, on Form S-3 of our reports dated July 24, 2009, relating to the consolidated financial statements and financial statement schedule of Palm, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 ), and relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended May 31, 2009.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
September 17, 2009